Exhibit 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire and Barr Settle All Pending Litigation Concerning ADDERALL XR® and enter into Development and License Agreement

Basingstoke, UK and Philadelphia, US – August 14, 2006 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that it has settled all pending litigation with Barr Laboratories, Inc. (“Barr”), a subsidiary of Barr Pharmaceuticals, Inc. (NYSE: BRL) in connection with Barr’s Abbreviated New Drug Application (“ANDA”) and its attempt to market generic versions of Shire’s ADDERALL XR (extended-release mixed amphetamine salts) for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”).

Barr will not be permitted to market a generic version of ADDERALL XR in the United States until April 1, 2009, except for certain limited circumstances, such as the launch of another party’s generic version of ADDERALL XR. As announced earlier this year, Shire’s settlement with Impax Laboratories allows Impax to market a generic version of ADDERALL XR 181 days following Barr’s launch. No payments to Barr are involved in the settlement agreement.

The litigations, all pending in the United States District Court for the Southern District of New York, are directed to Barr’s infringement of Shire’s U.S. Patent Nos. 6,322,819 (“the ‘819 Patent”), 6,605,300 (“the ‘300 Patent”) and 6,913,768 (“the ‘768 Patent”) and Barr’s desire to market generic versions of ADDERALL XR prior to the expiration of Shire’s patents. As part of the settlement, Barr entered into consent judgments and agreed to permanent injunctions confirming the validity and enforceability of Shire’s ‘819, ‘300 and ‘768 Patents. Barr has also admitted that any generic product made under its ANDA would infringe the ‘768 patent.

Shire and Duramed Pharmaceuticals, Inc. (“Duramed”), a subsidiary of Barr Pharmaceuticals, Inc., have also entered into an agreement related to Duramed’s transvaginal ring technology that will be applied to at least five women’s health products, as well as a license to Duramed’s currently marketed oral contraceptive, Seasonique (levonorgestrel/ethinyl estradiol tablets 0.15 mg/0.03 mg and ethinyl estradiol tablets 0.01 mg). Under this agreement, Shire will make an initial payment of $25 million to Duramed for previously incurred product development expenses, and will reimburse Duramed for development expenses incurred going forward up to a maximum of $140 million over eight years. Shire will have the exclusive rights to market these products in the five major

Registered in England 2883758 Registered Office as above

European markets of the UK, Germany, France, Italy and Spain and other areas, excluding North America and to the subsequent sales they will generate on a royalty-free basis.

Duramed has also agreed to purchase Shire’s ADDERALL® (immediate-release mixed amphetamine sales) product for $63 million. This transaction is subject to reporting under the United States Hart-Scott-Rodino Act.

Matthew Emmens, Shire Chief Executive Officer stated: “We are very pleased to have reached this settlement on terms that are consistent with our beliefs that Shire’s patents are valid and enforceable and infringed by would-be generic competitors. We are also excited about the opportunity of a new development and licensing agreement in the specialty area of women’s health, particularly in Europe.”

The agreements will be submitted to the United States Federal Trade Commission as required by law and become effective upon the Courts’ signing of consent judgments for all of the litigations.

Live conference call & webcast

The details of the live conference call are as follows:

Date	Tuesday August 15, 2006
Time	1230 BST / 0730 EDT
UK dial in	0800 953 0934
US / Canada dial in	1866 224 2843
International dial in	+44 (0) 1452 569 102
Password/Conf ID	4583928

Live Webcast: link will be available for two weeks on www.shire.com

Replay:
A replay of the call will be available for two weeks on www.shire.com, in the investor relations section.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (ADHD), SPD465 (ADHD), MESAVANCE TM (ulcerative colitis) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its most recent Quarterly Report filed on Form 10-Q for the financial period ended on March 31, 2006.